Exhibit (c) 1


GPU News Release
October 5, 2000


                 GPU and UtiliCorp's Aquila Unit Reach Agreement
                          for Sale of GPU International


MORRISTOWN, NJ - October 5, 2000 - GPU, Inc. (NYSE: GPU) and the Aquila Energy Corporation subsidiary of UtiliCorp United (NYSE: UCU) today announced that they have executed a definitive agreement for the sale of GPU's wholly owned subsidiary, GPU International, Inc., including its interests in six independent generating plants and a development generating project, to Aquila Energy for $225 million. All of the assets being sold are in the United States.

GPU's interests in the generating plants represent about 500 megawatts (MW) of capacity, and it owns a one-half interest in the 715-MW development project. The corporate employees currently associated with GPU International will be considered for transfer to Aquila at closing.

GPU and Aquila anticipate closing the transaction by year-end. GPU reported that it expects to realize an after-tax gain on the sale of between $60 and $80 million to be reflected upon closing of the transaction. The net proceeds will be used by GPU, Inc. to reduce outstanding debts. The purchase will be accretive to UtiliCorp's earnings. The sale is subject to certain regulatory approvals.
Salomon Smith Barney and Donaldson Lufkin & Jenrette were the investment advisors for GPU and Aquila, respectively.

"We are pleased that the sale of our interests in these properties will enable us to further focus on opportunities related to our core infrastructure business, such as GPU's acquisition of the MYR Group, a utility infrastructure services firm, as well as unregulated businesses such as the GPU Telcom strategic partnership with Sting Communications to provide high-speed data services in the Northeast," said Fred D. Hafer, chairman, president and chief executive officer of GPU.

"These assets are an excellent strategic fit for us," said Robert K. Green, chairman of Aquila Energy and president and chief operating officer of UtiliCorp.

"With this transaction, Aquila owns or controls more than 3,500 megawatts of generation in operation, construction and under active development. We expect the earnings stream from additional ownership in generation to complement our income from energy marketing and risk management, as well as enhance our portfolio of independent power projects," Green said.

GPU, Inc. (NYSE: GPU), headquartered in Morristown, NJ, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, GPU Power UK in England, and Emdersa in Argentina. It serves an additional 1.4 million customers indirectly through GPU GasNet, its gas transmission subsidiary in Australia. GPU's 1999 revenues were $4.8 billion and its total assets were $21.7 billion. GPU's other subsidiaries include MYR Group Inc., GPU Advanced Resources, Inc., GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc. (http://www.gpu.com)

Based in Kansas City, Aquila Energy is one of the largest wholesalers of electricity and natural gas in North America and an innovative provider of risk management services. It also provides wholesale energy services in the U.K. and has a presence in Scandinavia, Germany and Spain. Aquila is a wholly-owned subsidiary of UtiliCorp United, an international energy company with about 4.5 million customers across the U.S. and in Canada, Great Britain, New Zealand and Australia. At June 30, 2000, UtiliCorp had $8.8 billion in assets and 12-month sales of $21.4 billion. Further information is at www.utilicorp.com.

The agreement covers the following properties:


                                                              GPU %
Property                  Location              Capacity    Ownership
--------                  --------              --------    ---------

Onondaga                  Geddes, NY             91 MW         100

Selkirk                   Selkirk, NY           345 MW          20

Prime Energy              Elmwood Park, NJ       65 MW          50

Mid-Georgia               Kathleen, Georgia     305 MW          50

Pasco                     Dade County, FL       109 MW          50

Lake Cogen                Umatilla, FL          110 MW         100

Saltillo
 (Under Development)      Saltillo, MS          715 MW          50


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Contacts:

UtiliCorp -
  Media - Al Butkus, 816-467-3616
  Media Relations - 816-467-3000
  Investor Relations - Ellen Fairchild, 816-467-3506

                  or

GPU -
  Media - Jeff Dennard, 973-401-8333
  Investor Relations - Joanne Barbieri, 973-401-8720



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